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                                                                  EXHIBIT (A)(8)

Contacts:              Paul Flanders                     W. Carl Drew
                       Vice President-Finance            Chief Financial Officer
                       Carrols Corporation               Pollo Tropical, Inc.
                       (315) 424-0513, Ext. 223          (305) 670-7696

CARROLS CORPORATION BEGINS ALL-CASH TENDER OFFER FOR POLLO TROPICAL, INC. COMMON
            SHARES; OFFER TO EXPIRE JULY 8, 1998, UNLESS EXTENDED

SYRACUSE, N.Y. and MIAMI, Fla. (June 10, 1998)--Carrols Corporation today commenced its previously announced all-cash tender offer for all outstanding shares of Pollo Tropical, Inc. (Nasdaq/NM:POYO) common stock at a price of $11.00 per share. The offer is scheduled to expire at 12:00 midnight, New York City time, on Wednesday, July 8, 1998, unless extended.

     A notice of tender offer appears in today's New York Times. A Schedule 14D-1 and Schedule 14D-9 and related documents are being filed today with the Securities and Exchange Commission. Offer documents will be mailed to all of Pollo Tropical, Inc. shareholders beginning Wednesday, June 10, 1998.

     As of March 29, 1998, Pollo Tropical, Inc. had 8,223,818 shares of common stock outstanding. The offer has been approved by the Board of Directors of Pollo Tropical, Inc. and Carrols Corporation has obtained a commitment from Larry J. Harris, the Chairman and Chief Executive Officer of Pollo Tropical, his wife and certain of his affiliates to tender their holdings of 17.6% of the outstanding Pollo Tropical common shares (excluding outstanding stock options) pursuant to the tender offer.

     Pollo Tropical, Inc. headquartered in Miami, owns and operates 36, and franchises 19, quick-service restaurants featuring grilled fresh chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic 'made from scratch' side dishes served in an inviting tropical setting.

     Carrols Corporation, the largest franchisee of Burger King restaurants in the United States, currently operates 340 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states.

     D.F. King & Co., Inc. is the information agent for the offer. Copies of the offering documents may be obtained by calling D.F. King collect at (212) 269-5550 (Banks and Brokers) or toll free at 1-800-758-7358 (All Others).